Exhibit 99.1

FOR IMMEDIATE RELEASE

HANDLEMAN COMPANY REPORTS RESULTS FOR

FOURTH QUARTER AND FISCAL YEAR 2005

Fiscal Year 2005 Earnings per Share from Continuing Operations

Were the Highest in the Company’s History

Troy, Michigan – June 27, 2005, Handleman Company (NYSE: HDL), www.handleman.com, today announced results for its fourth quarter and fiscal year ended April 30, 2005.

Revenues for the fiscal year ended April 30, 2005 (“fiscal 2005”) were $1.26 billion, compared to $1.22 billion for the fiscal year ended May 1, 2004 (“fiscal 2004”). Net income for fiscal 2005 was $34.2 million or $1.51 per diluted share, compared to $35.8 million or $1.45 per diluted share for fiscal 2004. Fiscal 2005 net income included a loss from discontinued operations of $.7 million or $.03 per diluted share, whereas fiscal 2004 net income included income from discontinued operations of $1.8 million or $.07 per diluted share. Accordingly, income from continuing operations for fiscal 2005 was $34.9 million or $1.54 per diluted share (highest in the Company’s history) compared to $34.0 million or $1.38 per diluted share for fiscal 2004.

Revenues for the fourth quarter of fiscal 2005 were $273.9 million, compared to $297.2 million for the fourth quarter of fiscal 2004. Net income for the fourth quarter of this year was $4.4 million or $.20 per diluted share, compared to $5.3 million or $.22 per diluted share for the fourth quarter of last year.

Stephen Strome, the Company’s Chairman and CEO stated, “Despite a weaker than expected fourth quarter, fiscal 2005 was a solid year for the Company. Earnings per share from continuing operations of $1.54 were the highest in our history. In addition, we continued to generate a significant amount of cash, and returned nearly $54 million to our shareholders through our dividend and share repurchase programs. During the year, our continued focus on these programs resulted in the Company increasing its quarterly cash dividend to 8¢ per share and authorizing a new 15% share repurchase program. At the end of the fiscal year the Company had no debt and our balance sheet remained strong.”

Fiscal 2005

Revenues for fiscal 2005 were $1.26 billion, compared to $1.22 billion for fiscal 2004. The increase this year resulted from higher revenues in the Company’s United Kingdom and Canadian operations. Combined revenues within these two operations this year were $433 million, compared to $362 million last year, an increase of 20%. The increase this year was due to higher sales to customers, as well as a stronger British pound sterling and Canadian dollar compared to the U.S. dollar. (Consolidated results are expressed in U.S. dollars.)

The Company’s gross profit margin, as a percent of revenues, was 19.4% for fiscal 2005, compared to 20.6% for fiscal 2004. The decline in the gross profit margin percentage this year was primarily due to a greater proportion of discounted sales to support ongoing customer promotions, and a greater proportion of international sales.

Selling, general and administrative (SG&A) expenses for fiscal 2005 were $193.4 million or 15.3% of revenues, compared to $200.0 million or 16.4% of revenues for fiscal 2004. The reduction in SG&A expense this year offset a substantial portion of the Company’s decline in gross profit margin. As a result, operating income as a percent of revenues was 4.0% for fiscal 2005, down slightly from 4.2% for fiscal 2004.

Stock Repurchase

During fiscal 2005, the Company repurchased over 2.2 million shares of its common stock at an average price of $20.88 per share. This included the repurchase of 395,900 shares authorized by the Board of Directors under a 15% share repurchase program announced in February 2005. This leaves approximately 2.9 million shares remaining under this authorization. As of April 30, 2005, the Company had 21,445,873 shares outstanding.

Fourth Quarter of Fiscal 2005

Revenues for the fourth quarter of fiscal 2005 were $273.9 million, compared to $297.2 million for the fourth quarter of fiscal 2004. The decrease in revenues during the fourth quarter this year was primarily due to a weaker new release schedule in the United States compared to the same period the prior year, and higher customer product returns.

The Company’s gross profit margin, as a percentage of revenues, was 19.8% for the fourth quarter, compared to 21.8% for the fourth quarter of last year. The decline in the gross profit margin percentage this year was primarily due to a greater proportion of discounted sales to support customer promotions. SG&A expense for the fourth quarter was $48.2 million or 17.6% of revenues, compared to $57.0 million or 19.2% of revenues for the same quarter of last year.

Outlook – Fiscal 2006

The Company expects its customers’ market share growth to continue within the music industry. This should result in higher revenues for the Company during its fiscal year 2006 when compared to fiscal year 2005 (in percentage terms in the mid-single digits).

The Company further anticipates, as a result of changes in revenue mix, its gross profit margin, as a percent of revenues, to be lower than in fiscal 2005. It is anticipated that revenues will include a greater percentage of promotional products as well as non-serviced and international revenues. The Company earns a lower gross profit margin percentage on promotional products as well as non-serviced and certain international revenues.

The lower gross profit margin percent during the Company’s fiscal year 2006 is expected to be somewhat offset by lower selling, general and administrative expenses, as a percent of revenues. This is due to the Company’s continued focus on productivity and cost control. As a result, net income for the Company’s fiscal year 2006 is expected to be slightly ahead of its fiscal year 2005 results.

Stephen Strome commented further, “Handleman Company’s first quarter is traditionally its weakest quarter in terms of both revenues and earnings. It is our most difficult quarter, and the first quarter of fiscal 2006 will be no exception. We expect the Company’s fully diluted earnings per share for its first quarter of fiscal 2006 to be below the $.04 per diluted share reported for its first quarter of last year. For the full-year, however, we remain confident in our outlook for net income being ahead of fiscal 2005. The Company will also continue to repurchase shares of its common stock under the February 2005 Board authorization, thus reducing its shares outstanding. As a result of fewer shares outstanding, coupled with slightly higher net income, the Company expects an increase, in percentage terms in the mid-single digits, in the Company’s fully diluted earnings per share over its prior fiscal year. Our ability to grow revenues and earnings will support the continued return of capital to our shareholders.”

Call Notice

Handleman Company will host a conference call to discuss the fourth quarter of fiscal year 2005 financial and operating results on Monday, June 27, 2005 at 2:00 p.m. (Eastern Time). To participate in the teleconference call (in listen mode only), please dial 800-442-9683 at least five minutes before the start of the conference call. In addition, Handleman Company will simulcast the conference live via the Internet. The web cast can be accessed and will be available for 30 days on the investor relations page of Handleman Company’s web site, www.handleman.com. A telephone replay of the conference call will be available until Friday, July 1, 2005 at midnight by calling 800-642-1687 (PIN Number 6569998).

About Handleman Company

Handleman Company is a category manager and distributor of prerecorded music to mass merchants in the United States, United Kingdom and Canada. As a category manager, the Company manages a broad assortment of titles to optimize sales and inventory productivity in retail stores and also provides direct-to-store shipments, marketing and in-store merchandising.

Forward-Looking and Cautionary Statements

Information in this press release contains forward-looking statements, which are not historical facts. These statements involve risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements including, without limitation, risks associated with changes in the music industry, continuation of satisfactory relationships with existing customers and suppliers, establishing satisfactory relationships with new customers and suppliers, effects of electronic commerce inclusive of digital music distribution, dependency on technology, ability to control costs, relationships with the Company’s lenders, pricing and competitive pressures, dependence on third-party carriers to deliver products to customers, the ability to secure funding or generate sufficient cash required to build and grow new businesses, the occurrence of catastrophic events or acts of terrorism, certain global and regional economic conditions, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Handleman Company notes that the preceding conditions are not a complete list of risks and uncertainties. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Handleman Company Contact:	Media Relations:
Thomas Braum	David Bassett
Sr. Vice President and CFO	(248) 855-6777, Ext. 132
(248) 362-4400, Ext. 718

Greg Mize,	Fred Marx
Vice President, Investor Relations	(248) 855-6777, Ext. 131
(248) 362-4400, Ext. 211

- Tables Follow -

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	April 30, 2005 (13 weeks)	May 1, 2004 (13 weeks)	April 30, 2005 (52 weeks)	May 1, 2004 (52 weeks)
Revenues	$273,916	$297,216	$1,260,585	$1,216,311
Costs and expenses
Direct product costs	219,664	232,482	1,016,334	965,164
Selling, general and administrative expenses	48,193	56,962	193,412	199,969

Operating Income	6,059	7,772	50,839	51,178
Investment income, net	265	386	2,457	641

Income from continuing operations before income taxes	6,324	8,158	53,296	51,819
Income tax expense	1,768	2,096	18,413	17,831

Income from continuing operations	4,556	6,062	34,883	33,988
Income (loss) from discontinued operations, net of tax	(204)	(749)	(687)	1,849

Net income	$4,352	$5,313	$34,196	$35,837

Basic net income (loss) per share
- From continuing operations	$0.21	$0.25	$1.55	$1.39
- From discontinued operations	(0.01)	(0.03)	(0.03)	0.07

Total basic net income per share	$0.20	$0.22	$1.52	$1.46

Diluted net income (loss) per share
- From continuing operations	$0.21	$0.25	$1.54	$1.38
- From discontinued operations	(0.01)	(0.03)	(0.03)	0.07

Total diluted net income per share	$0.20	$0.22	$1.51	$1.45

Weighted average number of shares outstanding - basic	21,843	23,723	22,500	24,521

- diluted	22,061	23,972	22,584	24,661

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

	April 30, 2005	May 1, 2004
Assets
Cash and cash equivalents	$30,826	$63,813
Short-term investments	—	9,900
Accounts receivable, less allowances of $10,809 at April 30, 2005 and $10,606 at May 1, 2004	232,409	216,388
Merchandise inventories	115,672	105,472
Other current assets	12,954	13,581

Total current assets	391,861	409,154
Property and equipment, net of depreciation and amortization	60,180	62,124
Other assets, net	24,958	23,314

Total assets	$476,999	$494,592

Liabilities
Accounts payable	$133,319	$129,776
Other current liabilities	31,019	46,501

Total current liabilities	164,338	176,277
Other liabilities	13,778	9,449

Total Liabilities	178,116	185,726
Shareholders’ equity	298,883	308,866

Total liabilities and shareholders’ equity	$476,999	$494,592

ADDITIONAL INFORMATION FROM CONTINUING OPERATIONS (amounts in thousands)

	Three Months Ended		Year Ended
	April 30, 2005 (13 Weeks)	May 1, 2004 (13 Weeks)	April 30, 2005 (52 Weeks)	May 1, 2004 (52 Weeks)
Income from continuing operations	$4,556	$6,062	$34,883	$33,988
Investment income, net	(265)	(386)	(2,457)	(641)
Income tax expense	1,768	2,096	18,413	17,831
Depreciation expense	4,535	4,171	17,636	15,948

Adjusted EBITDA*	$10,594	$11,943	$68,475	$67,126

Additions to property and equipment	$4,653	$5,738	$17,008	$23,227

*	Adjusted EBITDA is computed as income from continuing operations less net investment income, plus income tax expense and depreciation expense.